Union Security Insurance Company:

333-43805	EmPower
033-63799	Masters
Masters +
333-65231	Triple Crown
033-63829	TD Waterhouse

Union Security Life Insurance Company of New York:
333-14761	Masters (USL)
333-20345	TD Waterhouse

Supplement Dated June 5, 2008 to your Prospectus Dated May 1, 2008

Supplement Dated June 5, 2008 to your Prospectus

The second paragraph of the sub-section entitled “Static Asset Allocation Models” in the section entitled “Other Programs Available” is deleted and replaced with the following:

If you choose to participate in one of these asset allocation models, you must invest all of your Premium Payment into one model. You may invest in an asset allocation model through the Dollar Cost Averaging Program where the Fixed Accumulation Feature or a Dollar Cost Averaging Plus Program is the source of the assets to be invested in the asset allocation model you have chosen. You can also participate in these asset allocation models while enrolled in the Automatic Income Program.

This Supplement Should Be Retained With The Prospectus For Future Reference.

HV-6696